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Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    February 20, 2015

Fannie Mae Reports Net Income of $14.2 Billion and
Comprehensive Income of $14.7 Billion for 2014

Company Reports Net Income of $1.3 Billion and
Comprehensive Income of $1.3 Billion for Fourth Quarter 2014

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Fannie Mae reported annual net income for 2014 of $14.2 billion and comprehensive income of $14.7 billion. Fannie Mae reported net income of $1.3 billion and comprehensive income of $1.3 billion for the fourth quarter of 2014.

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Fannie Mae paid a total of $20.6 billion in dividends to Treasury in 2014. The company expects to pay Treasury $1.9 billion in dividends in March 2015. With the expected March 2015 dividend payment, the company will have paid a total of $136.4 billion in dividends to Treasury. Dividend payments do not reduce prior Treasury draws, which total $116.1 billion since 2008.

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Fannie Mae provided approximately $434 billion in liquidity to the mortgage market in 2014, including approximately $128 billion in liquidity in the fourth quarter of 2014, enabling families to buy, refinance, or rent homes.

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Fannie Mae helped distressed families retain their homes or avoid foreclosure through approximately 165,000 workout solutions in 2014, including approximately 34,000 loan workouts during the fourth quarter of 2014.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported annual net income of $14.2 billion and annual comprehensive income of $14.7 billion in 2014. This compares to net income of $84.0 billion and comprehensive income of $84.8 billion in 2013, which included the release of the company’s valuation allowance against its deferred tax assets. Fannie Mae’s 2014 results were driven by strong revenues from net interest income and income from settlement agreements related to private-label mortgage-related securities sold to Fannie Mae, as well as credit-related income due primarily to increasing home prices during the year. These results were partially offset by a provision for federal income taxes and fair value losses on risk management derivatives due to declines in longer-term interest rates in 2014.
Fannie Mae recognized a provision for federal income taxes of $6.9 billion for the year ended 2014, which resulted in an effective tax rate of 32.8 percent.
Fannie Mae’s net income of $1.3 billion and comprehensive income of $1.3 billion for the fourth quarter of 2014 compares to net income of $3.9 billion and comprehensive income of $4.0 billion for the third quarter of 2014. Fannie Mae’s fourth quarter results were driven by net interest income, partially offset by fair value losses on risk management derivatives due to declines in longer-term interest rates in the quarter. The company reported a positive net worth of $3.7 billion as of December 31, 2014, resulting in a dividend obligation to Treasury of $1.9 billion, which the company expects to pay in March 2015.

Fourth Quarter and Full Year 2014 Results	1

“Fannie Mae had another strong year of financial performance. We continued to manage our business effectively, put the legacy issues from the financial crisis behind us, and implement innovations to lead the industry toward a sustainable housing finance system for today and the future,” said Timothy J. Mayopoulos, president and chief executive officer. “We are committed to serving our partners and focused on reducing barriers to lending to qualified borrowers.”
SUMMARY OF FOURTH QUARTER AND FULL YEAR 2014 RESULTS

(Dollars in millions)	4Q14	3Q14	Variance	FY 2014	FY 2013	Variance
Net interest income	$5,142	$5,184	$(42)	$19,968	$22,404	$(2,436)
Fee and other income	323	826	(503)	5,887	3,930	1,957
Net revenues	5,465	6,010	(545)	25,855	26,334	(479)
Investment gains, net	187	177	10	936	1,127	(191)
Fair value (losses) gains, net	(2,502)	(207)	(2,295)	(4,833)	2,959	(7,792)
Administrative expenses	(702)	(706)	4	(2,777)	(2,545)	(232)
Credit-related income
Benefit for credit losses	466	1,085	(619)	3,964	8,949	(4,985)
Foreclosed property (expense) income	(369)	(249)	(120)	(142)	2,839	(2,981)
Total credit-related income	97	836	(739)	3,822	11,788	(7,966)
Other non-interest expenses(1)	(415)	(418)	3	(1,853)	(1,096)	(757)
Net (losses) gains and (expense) income	(3,335)	(318)	(3,017)	(4,705)	12,233	(16,938)
Income before federal income taxes	2,130	5,692	(3,562)	21,150	38,567	(17,417)
(Provision) benefit for federal income taxes	(818)	(1,787)	969	(6,941)	45,415	(52,356)
Net income	1,312	3,905	(2,593)	14,209	83,982	(69,773)
Less: Net (income) attributable to the noncontrolling interest	—	—	—	(1)	(19)	18
Net income attributable to Fannie Mae	$1,312	$3,905	$(2,593)	$14,208	$83,963	$(69,755)
Total comprehensive income attributable to Fannie Mae	$1,335	$4,000	$(2,665)	$14,738	$84,782	$(70,044)
Dividends distributed or available for distribution to senior preferred stockholder	$(1,920)	$(3,999)	$2,079	$(15,323)	$(85,419)	$70,096
(1) Consists of TCCA fees, debt extinguishment gains, net and other expenses.
Net revenues, which consist of net interest income and fee and other income, were $5.5 billion for the fourth quarter of 2014, compared with $6.0 billion for the third quarter of 2014. For the year, net revenues were $25.9 billion, compared with $26.3 billion in 2013.
Net interest income, which includes guaranty fee revenue, was $5.1 billion for the fourth quarter of 2014, compared with $5.2 billion for the third quarter of 2014. For the year, net interest income was $20.0 billion for 2014, compared with $22.4 billion for 2013. The decrease in net interest income compared to 2013 was due primarily to lower interest income from retained mortgage portfolio assets due to a decline in the size of the company’s retained mortgage portfolio, partially offset by an increase in net interest income from guaranty fees.
An increasing portion of Fannie Mae’s net interest income in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the shrinking of the retained mortgage portfolio and the impact of guaranty fee increases.

Fourth Quarter and Full Year 2014 Results	2

The company estimates that the percentage of net interest income derived from guaranty fees on loans underlying Fannie Mae MBS increased to approximately half in 2014, compared with more than one-third in 2013. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.
Fee and other income was $323 million for the fourth quarter of 2014, compared with $826 million for the third quarter of 2014. Fee and other income decreased in the fourth quarter compared with the third quarter due to income recognized by the company in the third quarter of 2014 from settlement agreements related to private-label mortgage-related securities sold to Fannie Mae. For the year, fee and other income was $5.9 billion for 2014, compared with $3.9 billion for 2013. The increase in fee and other income for the year was due primarily to an increase in the amount of income recognized by the company from settlement agreements related to private-label mortgage-related securities sold to Fannie Mae.
Credit-related income, which consists of a benefit for credit losses and foreclosed property expense or income, was $97 million in the fourth quarter of 2014, compared with $836 million in the third quarter of 2014. Credit-related income decreased in the fourth quarter of 2014 compared with the third quarter of 2014 primarily driven by relatively flat home prices in the fourth quarter compared with home prices increasing in the third quarter. For the year, credit-related income was $3.8 billion, compared with $11.8 billion in 2013. The decline in credit-related income for 2014 was primarily attributable to home prices increasing at a slower pace in 2014 as compared with 2013. In addition, 2013 benefited from foreclosed property income primarily due to the recognition of income related to compensatory fee agreements.

Fourth Quarter and Full Year 2014 Results	3

Net fair value losses were $2.5 billion in the fourth quarter of 2014, compared with $207 million in the third quarter of 2014. For the year, net fair value losses were $4.8 billion, compared with net fair value gains of $3.0 billion in 2013. The company recorded fair value losses in the fourth quarter and full year of 2014 due primarily to declines in longer-term interest rates negatively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s derivatives and securities may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage spreads, implied volatility, and activity related to these financial instruments.
VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, the company expects its earnings in future years will be substantially lower than its earnings for 2014, due primarily to the company’s expectation of substantially lower income from resolution agreements, continued declines in net interest income from its retained mortgage portfolio assets, and lower credit-related income. In addition, certain factors, such as changes in interest rates or home prices, could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s annual report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”).
SUMMARY OF FOURTH QUARTER AND FULL YEAR 2014 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s goals of providing liquidity to the market, expanding access to credit, and helping the U.S. housing market recover.

Fourth Quarter and Full Year 2014 Results	4

(Dollars in millions)	4Q14	3Q14	Variance	2014	2013	Variance
Single-Family Segment:
Guaranty fee income	$2,994	$2,945	$49	$11,702	$10,468	$1,234
Credit-related income	94	748	(654)	3,625	11,205	(7,580)
Other	(875)	(794)	(81)	(3,352)	(2,507)	(845)
Income before federal income taxes	2,213	2,899	(686)	11,975	19,166	(7,191)
(Provision) benefit for federal income taxes	(599)	(837)	238	(3,496)	29,110	(32,606)
Net income	$1,614	$2,062	$(448)	$8,479	$48,276	$(39,797)
Multifamily Segment:
Guaranty fee income	$337	$332	$5	$1,297	$1,217	$80
Credit-related income	3	88	(85)	197	583	(386)
Other	154	1	153	127	345	(218)
Income before federal income taxes	494	421	73	1,621	2,145	(524)
(Provision) benefit for federal income taxes	(121)	(37)	(84)	(158)	7,924	(8,082)
Net income	$373	$384	$(11)	$1,463	$10,069	$(8,606)
Capital Markets Segment:
Net interest income	$1,651	$1,845	$(194)	$7,243	$9,764	$(2,521)
Investment gains, net	1,878	1,516	362	6,378	4,847	1,531
Fair value (losses) gains, net	(2,706)	(335)	(2,371)	(5,476)	3,148	(8,624)
Other	(277)	169	(446)	3,256	1,383	1,873
Income before federal income taxes	546	3,195	(2,649)	11,401	19,142	(7,741)
(Provision) benefit for federal income taxes	(98)	(913)	815	(3,287)	8,381	(11,668)
Net income	$448	$2,282	$(1,834)	$8,114	$27,523	$(19,409)
Single-Family Business

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Single-Family net income was $1.6 billion in the fourth quarter of 2014, compared with $2.1 billion in the third quarter of 2014. The decrease in net income in the fourth quarter compared to the third quarter was driven by lower credit-related income. For the year, the Single-Family business had net income of $8.5 billion, compared with $48.3 billion in 2013. The decrease in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets in 2013, as well as a decrease in credit-related income, partially offset by an increase in guaranty fee income.

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Single-Family guaranty fee income was $11.7 billion in 2014, compared with $10.5 billion in 2013. Single-Family guaranty fee income increased in 2014 compared with 2013 as loans with higher guaranty fees have become a larger part of the company’s Single-Family guaranty book of business due to the cumulative impact of guaranty fee price increases implemented in 2012. The Single-Family guaranty book of business was $2.85 trillion as of December 31, 2014 and September 30, 2014 and $2.89 trillion as of December 31, 2013.

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Single-Family credit-related income was $94 million in the fourth quarter of 2014, compared with $748 million in the third quarter of 2014. The decrease in credit-related income in the fourth quarter compared to the third quarter was due primarily to home prices remaining relatively flat in the quarter compared with increases in home prices in the third quarter. For the year, Single-

Fourth Quarter and Full Year 2014 Results	5

Family credit-related income was $3.6 billion, compared with $11.2 billion in 2013. The decrease in annual credit-related income was due primarily to slower home price appreciation in 2014 as compared with 2013. In addition, 2013 Single-Family credit-related income benefited from foreclosed property income due primarily to the recognition of income related to compensatory fee arrangements.
Multifamily Business

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Multifamily net income was $373 million in the fourth quarter of 2014, compared with $384 million in the third quarter of 2014. The decrease in net income in the fourth quarter compared to the third quarter was driven primarily by a decrease in credit-related income and an increase in the provision for federal income taxes, offset by an increase in gains from sales of partnership investments. For the year, Multifamily net income was $1.5 billion, compared with $10.1 billion in 2013. The decline in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets in 2013, as well as a decrease in credit-related income in 2014 compared with 2013.

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Multifamily guaranty fee income was $337 million for the fourth quarter of 2014, compared with $332 million for the third quarter of 2014. For the year, Multifamily guaranty fee income was $1.3 billion in 2014 compared with $1.2 billion in 2013. Multifamily guaranty fee income increased in 2014 compared with 2013 as loans with higher guaranty fees have become a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate. The Multifamily guaranty book of business was $203.3 billion as of December 31, 2014, compared with $200.2 billion as of September 30, 2014 and $200.6 billion as of December 31, 2013.

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Multifamily credit-related income was $3 million for the fourth quarter of 2014, compared with $88 million for the third quarter of 2014. The decrease in credit-related income in the fourth quarter compared to the third quarter was driven primarily by smaller improvements in property valuations. For the year, Multifamily credit-related income was $197 million compared with $583 million in 2013. The decline was due primarily to smaller improvements in property valuations in 2014 compared with 2013, as well as improvements in loss severity trends in 2013.

Capital Markets

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Capital Markets net income was $448 million in the fourth quarter of 2014, compared with $2.3 billion in the third quarter of 2014. The decrease in net income in the fourth quarter was driven primarily by fair value losses on the company’s risk management derivatives. The group had net income of $8.1 billion for the year, compared with $27.5 billion for 2013. The decline in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets in 2013, the recognition of fair value losses in 2014 compared to fair value gains in 2013, and a decline in net interest income. These declines were partially offset by increases in both other income and investment gains.

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Capital Markets net interest income was $1.7 billion for the fourth quarter of 2014, compared with $1.8 billion for the third quarter of 2014. For the year, Capital Markets net interest income was $7.2 billion compared with $9.8 billion in 2013. The decrease in annual net interest income was due primarily to a decline in the average balance of the company’s retained mortgage portfolio.

Fourth Quarter and Full Year 2014 Results	6

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Capital Markets other losses was $277 million for the fourth quarter of 2014, compared with other income of $169 million for the third quarter of 2014. For the year, Capital Markets other income was $3.3 billion compared with $1.4 billion in 2013. The increase in annual other income was due to an increase in the amount of income recognized from settlement agreements related to private-label mortgage-backed securities sold to Fannie Mae.

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Capital Markets net investment gains were $1.9 billion in the fourth quarter of 2014, compared with $1.5 billion in the third quarter of 2014. For the year, Capital Markets net investment gains were $6.4 billion compared with $4.8 billion in 2013. The increase in annual net investment gains was due primarily to higher gains on the sale of Fannie Mae MBS available-for-sale securities driven by a decline in interest rates in 2014.

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Capital Markets net fair value losses were $2.7 billion in the fourth quarter of 2014, compared with $335 million in the third quarter of 2014. For the year, Capital Markets net fair value losses were $5.5 billion compared with fair value gains of $3.1 billion in 2013. Net fair value losses for the fourth quarter and the year were due to fair value losses on risk management derivatives driven by declines in longer-term interest rates during the period.

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Capital Markets retained mortgage portfolio balance decreased to $413.3 billion as of December 31, 2014, compared with $490.7 billion as of December 31, 2013, resulting from purchases of $178.3 billion and liquidations and sales of $255.7 billion during the year.

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has invested significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family securitization infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through December 31, 2014, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $134.5 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Fourth Quarter and Full Year 2014 Results	7

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the first quarter of 2015 calculated based on the company’s net worth of $3.7 billion as of December 31, 2014 less a capital reserve amount of $1.8 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount was $2.4 billion for each quarterly dividend period in 2014, decreased to $1.8 billion for dividend periods in 2015 and will continue to be reduced by $600 million each year until it reaches zero on January 1, 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s 2014 Form 10-K.
CREDIT QUALITY
While continuing to make it possible for families to purchase, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Single-family conventional loans acquired by Fannie Mae in 2014 had a weighted average borrower FICO credit score at origination of 744 and a weighted average original loan-to-value ratio of 77 percent.
Fannie Mae’s single-family conventional guaranty book of business as of December 31, 2014 consisted of single-family loans acquired prior to 2009; non-Refi PlusTM loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (“HARP®”); and other loans

Fourth Quarter and Full Year 2014 Results	8

acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.
The single-family serious delinquency rate for Fannie Mae’s book of business has declined for 19 consecutive quarters since the first quarter of 2010, and was 1.89 percent as of December 31, 2014, compared with 5.47 percent as of March 31, 2010. This decline is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. Although Fannie Mae’s single-family serious delinquency rate has declined, the pace of declines has slowed in recent months and the company expects this trend to continue. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. High levels of foreclosures, changes in state foreclosure laws, new federal and state servicing requirements imposed by regulatory actions and legal settlements, and the need for servicers to adapt to these changes have lengthened the time it takes to foreclose on a mortgage loan in a number of states, particularly in New York, Florida, and New Jersey. Other factors such as the pace of loan modifications, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.

Fourth Quarter and Full Year 2014 Results	9

Total Loss Reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $38.2 billion as of December 31, 2014 from $47.3 billion as of December 31, 2013. The total loss reserve coverage to total nonaccrual loans was 59 percent as of December 31, 2014, compared with 58 percent as of September 30, 2014 and 57 percent as of December 31, 2013.
PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $434 billion in liquidity to the mortgage market in 2014, including approximately $128 billion in liquidity in the fourth quarter of 2014, through its purchases and guarantees of loans, which resulted in:

•	887,000 home purchases in 2014, including approximately 243,000 in the fourth quarter of 2014

•	937,000 mortgage refinancings in 2014, including approximately 264,000 in the fourth quarter of 2014

•	446,000 units of multifamily housing in 2014, including approximately 157,000 in the fourth quarter of 2014

Fourth Quarter and Full Year 2014 Results	10

The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the fourth quarter of 2014, with an estimated market share of new single-family mortgage-related securities issuances of 40 percent, compared with 46 percent in the fourth quarter of 2013 and 40 percent for all of 2014.
Fannie Mae also remained a continuous source of liquidity in the multifamily market in 2014. As of September 30, 2014 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 60,000 loans in the fourth quarter of 2014 and approximately 302,000 loans for the full year of 2014. Refinancings delivered to Fannie Mae through Refi Plus in the fourth quarter of 2014 reduced borrowers’ monthly mortgage payments by an average of $172. The company expects the volume of refinancings under HARP to continue to decline, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.

Fourth Quarter and Full Year 2014 Results	11

Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Year Ended December 31,
	2014		2013		2012
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$20,686	122,823	$28,801	160,007	$30,640	163,412
Repayment plans and forbearances completed	986	7,309	1,594	12,022	3,298	23,329
Total home retention strategies	21,672	130,132	30,395	172,029	33,938	186,741
Foreclosure alternatives:
Short sales	4,795	23,188	9,786	46,570	15,916	73,528
Deeds-in-lieu of foreclosure	1,786	11,292	2,504	15,379	2,590	15,204
Total foreclosure alternatives	6,581	34,480	12,290	61,949	18,506	88,732
Total loan workouts	$28,253	164,612	$42,685	233,978	$52,444	275,473
Loan workouts as a percentage of single-family guaranty book of business	0.99%	0.94%	1.48%	1.33%	1.85%	1.57%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 34,000 loan workouts during the fourth quarter of 2014 and approximately 165,000 for the full year of 2014 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 26,000 loan modifications during the fourth quarter of 2014 and approximately 123,000 for the full year of 2014.

Fourth Quarter and Full Year 2014 Results	12

FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Year Ended December 31,
	2014	2013	2012
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	103,229	105,666	118,528
Total properties acquired through foreclosure	116,637	144,384	174,479
Dispositions of REO	(132,803)	(146,821)	(187,341)
End of period inventory of single-family foreclosed properties (REO)	87,063	103,229	105,666
Carrying value of single-family foreclosed properties (dollars in millions)	$9,745	$10,334	$9,505
Single-family foreclosure rate	0.67%	0.82%	0.99%

•	Fannie Mae acquired 25,265 single-family REO properties, primarily through foreclosure, in the fourth quarter of 2014, compared with 27,798 in the third quarter of 2014.

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As of December 31, 2014, the company’s inventory of single-family REO properties was 87,063, compared with 92,386 as of September 30, 2014. The carrying value of the company’s single-family REO was $9.7 billion as of December 31, 2014.

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The company’s single-family foreclosure rate was 0.67 percent for the full year of 2014. This reflects the total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2014 Form 10-K. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2014 Credit Supplement” at www.fanniemae.com.
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In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the level and sources of its future revenues; the company’s future profitability; the level of the company’s earnings in future years as compared with 2014; the drivers of the expected decline in the company’s earnings in future years; the factors that will affect the company’s future financial results; the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s securities and derivatives; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing, including any directive from FHFA to change the company’s guaranty fee pricing, and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan; the volume of loans it modifies; the effectiveness of its loss mitigation strategies and activities; significant changes in modification and foreclosure activity; management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation; the company’s reliance on and future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, as its conservator or as its regulator, such as changes in the type of business the company does; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional

Fourth Quarter and Full Year 2014 Results	13

counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risk; natural disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2014, and elsewhere in this release.
Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.
Fannie Mae enables people to buy, refinance, or rent homes.
Visit us at: www.fanniemae.com/progress
Follow us on Twitter: http://twitter.com/FannieMae

Fourth Quarter and Full Year 2014 Results	14

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$22,023	$19,228
Restricted cash (includes $27,515 and $23,982, respectively, related to consolidated trusts)	32,542	28,995
Federal funds sold and securities purchased under agreements to resell or similar arrangements	30,950	38,975
Investments in securities:
Trading, at fair value	31,504	30,768
Available-for-sale, at fair value (includes $596 and $998, respectively, related to consolidated trusts)	30,654	38,171
Total investments in securities	62,158	68,939
Mortgage loans:
Loans held for sale, at lower of cost or fair value	331	380
Loans held for investment, at amortized cost:
Of Fannie Mae	272,360	300,159
Of consolidated trusts (includes $15,629 and $14,268, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $0 and $442, respectively)	2,782,344	2,769,547
Total loans held for investment	3,054,704	3,069,706
Allowance for loan losses	(35,541)	(43,846)
Total loans held for investment, net of allowance	3,019,163	3,025,860
Total mortgage loans	3,019,494	3,026,240
Accrued interest receivable, net (includes $7,169 and $7,271, respectively, related to consolidated trusts)	8,193	8,319
Acquired property, net	10,618	11,621
Deferred tax assets, net	42,206	47,560
Other assets (includes cash pledged as collateral of $1,646 and $1,590, respectively)	19,992	20,231
Total assets	$3,248,176	$3,270,108
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,282 and $8,276, respectively, related to consolidated trusts)	$10,232	$10,553
Federal funds purchased and securities sold under agreements to repurchase	50	—
Debt:
Of Fannie Mae (includes $6,403 and $1,308, respectively, at fair value)	460,443	529,434
Of consolidated trusts (includes $19,483 and $14,976, respectively, at fair value)	2,761,712	2,705,089
Other liabilities (includes $503 and $488, respectively, related to consolidated trusts)	12,019	15,441
Total liabilities	3,244,456	3,260,517
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized— 555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, 1,158,082,750 and 1,158,080,657 shares outstanding, respectively	687	687
Accumulated deficit	(127,618)	(121,227)
Accumulated other comprehensive income	1,733	1,203
Treasury stock, at cost, 150,679,953 and 150,682,046 shares, respectively	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	3,680	9,541
Noncontrolling interest	40	50
Total equity	3,720	9,591
Total liabilities and equity	$3,248,176	$3,270,108
See Notes to Consolidated Financial Statements in 2014 Form 10-K

Fourth Quarter and Full Year 2014 Results	15

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2014	2013	2012
Interest income:
Trading securities	$553	$779	$989
Available-for-sale securities	1,622	2,357	3,299
Mortgage loans (includes $101,835, $101,448, and $110,451, respectively, related to consolidated trusts)	112,120	114,238	124,706
Other	110	175	196
Total interest income	114,405	117,549	129,190
Interest expense:
Short-term debt	94	131	152
Long-term debt (includes $85,835, $84,751, and $95,612, respectively, related to consolidated trusts)	94,343	95,014	107,537
Total interest expense	94,437	95,145	107,689
Net interest income	19,968	22,404	21,501
Benefit for credit losses	3,964	8,949	852
Net interest income after benefit for credit losses	23,932	31,353	22,353
Investment gains (losses), net	936	1,127	(226)
Fair value (losses) gains, net	(4,833)	2,959	(2,977)
Debt extinguishment gains (losses), net	66	131	(244)
Fee and other income	5,887	3,930	1,487
Non-interest income (loss)	2,056	8,147	(1,960)
Administrative expenses:
Salaries and employee benefits	1,321	1,218	1,195
Professional services	1,076	910	766
Occupancy expenses	203	189	188
Other administrative expenses	177	228	218
Total administrative expenses	2,777	2,545	2,367
Foreclosed property expense (income)	142	(2,839)	(254)
Temporary Payroll Cut Continuation Act of 2011 (“TCCA”) fees	1,375	1,001	238
Other expenses, net	544	226	822
Total expenses	4,838	933	3,173
Income before federal income taxes	21,150	38,567	17,220
(Provision) benefit for federal income taxes	(6,941)	45,415	—
Net income	14,209	83,982	17,220
Other comprehensive income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	494	693	1,735
Other	36	126	(116)
Total other comprehensive income	530	819	1,619
Total comprehensive income	14,739	84,801	18,839
Less: Comprehensive (income) loss attributable to noncontrolling interest	(1)	(19)	4
Total comprehensive income attributable to Fannie Mae	$14,738	$84,782	$18,843
Net income	$14,209	$83,982	$17,220
Less: Net (income) loss attributable to noncontrolling interest	(1)	(19)	4
Net income attributable to Fannie Mae	$14,208	$83,963	$17,224
Dividends distributed or available for distribution to senior preferred stockholder	(15,323)	(85,419)	(15,827)
Net (loss) income attributable to common stockholders	$(1,115)	$(1,456)	$1,397
(Loss) earnings per share:
Basic	$(0.19)	$(0.25)	$0.24
Diluted	(0.19)	(0.25)	0.24
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762
Diluted	5,762	5,762	5,893

See Notes to Consolidated Financial Statements in 2014 Form 10-K

Fourth Quarter and Full Year 2014 Results	16

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2014	2013	2012
Cash flows (used in) provided by operating activities:
Net income	$14,209	$83,982	$17,220
Reconciliation of net income to net cash (used in) provided by operating activities:
Amortization of cost basis adjustments	(4,265)	(5,104)	(2,335)
Benefit for credit losses	(3,964)	(8,949)	(852)
Valuation gains	(2,159)	(2)	(1,345)
Current and deferred federal income taxes	4,126	(47,766)	10
Net change in trading securities	(2,666)	1,575	31,972
Net gains related to the disposition of acquired property and preforeclosure sales, including credit enhancements	(4,510)	(6,024)	(6,009)
Other, net	(2,109)	(4,809)	(1,660)
Net cash (used in) provided by operating activities	(1,338)	12,903	37,001
Cash flows provided by investing activities:
Purchases of trading securities held for investment	—	(7,521)	(3,216)
Proceeds from maturities and paydowns of trading securities held for investment	1,358	2,491	3,508
Proceeds from sales of trading securities held for investment	1,668	14,585	3,861
Proceeds from maturities and paydowns of available-for-sale securities	5,853	10,116	12,636
Proceeds from sales of available-for-sale securities	3,265	15,497	1,306
Purchases of loans held for investment	(132,650)	(195,386)	(210,488)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	26,719	48,875	31,322
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	388,348	631,088	797,331
Net change in restricted cash	(3,547)	38,924	(17,122)
Advances to lenders	(100,045)	(139,162)	(144,064)
Proceeds from disposition of acquired property and preforeclosure sales	25,476	38,349	38,685
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	8,025	(6,475)	13,500
Other, net	197	1,373	434
Net cash provided by investing activities	224,667	452,754	527,693
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	380,282	372,361	736,065
Payments to redeem debt of Fannie Mae	(450,140)	(459,745)	(854,111)
Proceeds from issuance of debt of consolidated trusts	275,353	409,979	396,513
Payments to redeem debt of consolidated trusts	(405,505)	(707,544)	(832,537)
Payments of cash dividends on senior preferred stock to Treasury	(20,594)	(82,452)	(11,608)
Proceeds from senior preferred stock purchase agreement with Treasury	—	—	4,571
Other, net	70	(145)	(9)
Net cash used in financing activities	(220,534)	(467,546)	(561,116)
Net increase (decrease) in cash and cash equivalents	2,795	(1,889)	3,578
Cash and cash equivalents at beginning of period	19,228	21,117	17,539
Cash and cash equivalents at end of period	$22,023	$19,228	$21,117
Cash paid during the period for:
Interest	$108,667	$109,240	$119,259
Income taxes	2,815	2,350	—
Non-cash activities:
Net mortgage loans acquired by assuming debt	$190,151	$433,007	$537,862
Net transfers from mortgage loans of Fannie Mae to mortgage loans of consolidated trusts	113,611	179,097	165,272
Transfers from advances to lenders to loans held for investment of consolidated trusts	93,909	137,074	133,554
Net transfers from mortgage loans to acquired property	24,742	34,024	46,981

See Notes to Consolidated Financial Statements in 2014 Form 10-K

Fourth Quarter and Full Year 2014 Results	17

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non Controlling Interest	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of December 31, 2011	1	556	1,158	$112,578	$19,130	$687	$—	$(128,381)	$(1,235)	$(7,403)	$53	$(4,571)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(8)	(8)
Comprehensive income:
Net income	—	—	—	—	—	—	—	17,224	—	—	(4)	17,220
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $702)	—	—	—	—	—	—	—	—	1,289	—	—	1,289
Reclassification adjustment for losses included in net income (net of tax of $241)	—	—	—	—	—	—	—	—	446	—	—	446
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(116)	—	—	(116)
Total comprehensive income												18,839
Senior preferred stock dividends	—	—	—	—	—	—	1	(11,609)	—	—	—	(11,608)
Increase to senior preferred liquidation preference	—	—	—	4,571	—	—	—	—	—	—	—	4,571
Other	—	—	—	—	—	—	(1)	—	—	2	—	1
Balance as of December 31, 2012	1	556	1,158	117,149	19,130	687	—	(122,766)	384	(7,401)	41	7,224
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(10)	(10)
Comprehensive income:
Net income	—	—	—	—	—	—	—	83,963	—	—	19	83,982
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $529)	—	—	—	—	—	—	—	—	983	—	—	983
Reclassification adjustment for gains included in net income (net of tax of $157)	—	—	—	—	—	—	—	—	(290)	—	—	(290)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $68)	—	—	—	—	—	—	—	—	126	—	—	126
Total comprehensive income												84,801
Senior preferred stock dividends	—	—	—	—	—	—	—	(82,452)	—	—	—	(82,452)
Other	—	—	—	—	—	—	—	28	—	—	—	28
Balance as of December 31, 2013	1	556	1,158	117,149	19,130	687	—	(121,227)	1,203	(7,401)	50	9,591
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(11)	(11)
Comprehensive income:
Net income	—	—	—	—	—	—	—	14,208	—	—	1	14,209
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $389)	—	—	—	—	—	—	—	—	722	—	—	722
Reclassification adjustment for gains included in net income (net of tax of $123)	—	—	—	—	—	—	—	—	(228)	—	—	(228)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $20)	—	—	—	—	—	—	—	—	36	—	—	36
Total comprehensive income												14,739
Senior preferred stock dividends	—	—	—	—	—	—	—	(20,594)	—	—	—	(20,594)
Other	—	—	—	—	—	—	—	(5)	—	—	—	(5)
Balance as of December 31, 2014	1	556	1,158	$117,149	$19,130	$687	$—	$(127,618)	$1,733	$(7,401)	$40	$3,720

See Notes to Consolidated Financial Statements in 2014 Form 10-K

Fourth Quarter and Full Year 2014 Results	18